Exhibit 10.47

JOHNSONDIVERSEY, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR GREGORY LAWTON

Effective January 1, 2002

JOHNSONDIVERSEY, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR GREGORY LAWTON

TABLE OF CONTENTS

		Page
ARTICLE 1

ESTABLISHMENT OF PLAN AND PURPOSE
1.01	Establishment of Plan	1
1.02	Purpose of Plan	1

ARTICLE 2

DEFINITIONS
2.01	Definitions	1

ARTICLE 3

ELIGIBILITY
3.01	Eligibility	3
3.02	Commencement of Participation	3
3.03	Termination of Participation	3

ARTICLE 4

BENEFITS
4.01	Eligibility for Benefits	4
4.02	Benefits Upon Retirement	4
4.03	Termination by Mutual Agreement	4
4.04	Death Benefits	4
4.05	Disability Benefits	5

i

4.06	Termination for Cause or Without Good Reason	5
4.07	Change in Control	5

ARTICLE 5

PAYMENT OPTIONS
5.01	Normal Form of Payment	5
5.02	Optional Forms of Benefit	6

ARTICLE 6

ADMINISTRATION OF THE PLAN
6.01	Administration of Plan by Committee	7
6.02	Powers and Duties	7
6.03	Records and Notices	8
6.04	Compensation and Expenses	8
6.05	Limitation of Authority	8
6.06	Application for Benefits	8
6.07	Notice of Denied Claim for Benefits	9
6.08	Review of Denied Claim	9

ARTICLE 7

GENERAL PROVISIONS
7.01	Assignment	9
7.02	Employment Not Guaranteed by Plan	9
7.03	Termination and Amendment	10
7.04	Notice	10
7.05	Limitation on Liability	10
7.06	Indemnification	10
7.07	Severability	10
7.08	Subject to Company’s Creditors	11
7.09	Effect on Other Plans	11
7.10	Successors	11
7.11	Construction	11

ii

ARTICLE 1

Establishment of Plan and Purpose

1.01    Establishment of Plan. The Board of Directors of JohnsonDiversey, Inc. established the JohnsonDiversey, Inc. Supplemental Executive Retirement Plan for Gregory Lawton, effective as of January 1, 2002.

1.02    Purpose of Plan. The Company established the Plan specifically for the purpose of providing supplemental retirement benefits to Gregory Lawton, its Chief Executive Officer. The Company expects the Plan to benefit the Company by giving Gregory Lawton an additional incentive to remain employed by the Company as its Chief Executive Officer.

The parties intend that the arrangement described herein be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time.

ARTICLE 2

Definitions

2.01    Definitions.

(a)    Actuarial Equivalent. A benefit which under the terms of the Plan has the same present value as the benefit it replaces. The calculation of an Actuarial Equivalent shall be determined by applying the assumptions for periodic payments, if the Participant’s benefit is to be paid in periodic payments, or the assumptions applicable to determining a lump sum, if the Participant’s benefit is to be paid in a lump sum, which assumptions are provided in the Retirement Plan for Employees of S.C. Johnson Commercial Markets, Inc. as in effect on the Participant’s Benefit Commencement Date. If such Retirement Plan is not in effect on the Participant’s Benefit Commencement Date, the Participant’s benefit shall be determined by applying the appropriate assumptions in a successor to that plan or, if that plan is terminated without a successor plan or, alternative assumptions as determined by the Committee.

(b)    Benefit Commencement Date. The first day of the month following the Participant’s Retirement, death, Disability or Termination by Mutual Agreement.

(c)    Committee. The Compensation and Management Succession Committee of the Board of Directors of the Company, which shall control and manage the operation and administration of the Plan, in accordance with Article 6.

(d)    Company. JohnsonDiversey, Inc., a Delaware corporation, and any successor or affiliate which has adopted the Plan. The Board of Directors of the Company, or such Board members authorized by the Board of Directors from time to time, shall act on behalf of the Company for purposes of the Plan.

(e)    Disability or Disabled. An inability to perform the responsibilities of the Participant’s Employment as Chief Executive Officer of the Company due to physical or mental incapacity, which qualifies the Participant for benefits under the Company’s long-term disability plan. The Participant shall be deemed to have incurred a Disability for purposes of this Plan at the time the Participant satisfies all conditions required by the Company’s long-term disability plan for receipt of long-term disability benefits.

(f)    Employee. An employee of the Company.

(g)    Employment. Employment with the Company.

(h)    Joint and 66-2/3% Surviving Spouse Annuity. A reduced monthly benefit for the life of the Participant with a monthly survivor benefit for the life of his spouse equal to 66-2/3% of the monthly benefit payable during the joint lives of the Participant and his spouse. A Joint and 66-2/3% Surviving Spouse Annuity shall be the Actuarial Equivalent of the Participant’s benefit payable in a Single Life Annuity.

(i)    Participant. Gregory Lawton, the Company’s Chief Executive Officer, who shall be the sole Participant in the Plan.

(j)    Plan. The JohnsonDiversey, Inc. Supplemental Executive Retirement Plan for Gregory Lawton, as stated herein and as amended from time to time.

(k)    Plan Year. The period beginning on January 1, 2002 and ending on December 31, 2002, and each 12-month period ending on each subsequent December 31.

(l)    Retirement. Termination of Employment after (i) attaining age 58, and (ii) completing at least eight years of service with the Company or any predecessor to the Company. A “year of service” shall be each 12 consecutive month period beginning on the Participant’s date of hire.

(m)    Single Life Annuity. A monthly benefit payable to the Participant for the Participant’s lifetime with the last monthly benefit payable for the month in which the Participant’s death occurs.

(n)    Termination by Mutual Agreement. Any termination of Employment prior to Retirement, death or Disability, which is mutually agreed to in writing by the Company and the Participant, or the Participant’s termination of Employment by the Company prior to the Participant attaining age 58.

(o)    Termination for Cause. Any termination of Employment as a result of (i) willful and gross misconduct on the part of the Participant which is demonstrably injurious to the Company, (ii) an act which constitutes a crime under federal, state or local laws which affects the Company, or the Participant’s performance as an Employee which is demonstrably detrimental to the Company, or (iii) any breach of a fiduciary duty to the Company involving personal profit.

(p)    Termination Without Good Reason. Any resignation or termination of Employment prior to Retirement by or at the request of the Participant (except for Termination by Mutual Agreement), unless the Participant is terminating Employment as a result of (i) Disability, (ii) a material diminution in the Participant’s duties or (iii) a material (more than 15%) reduction in the Participant’s annual base salary; provided that in considering whether a Participant’s base salary has been materially reduced, any reduction which is pursuant to an across-the-board or general salary reduction program affecting most similarly situated personnel is excluded.

ARTICLE 3

Eligibility

3.01    Eligibility. Gregory Lawton shall be the sole Employee eligible to be a Participant under the Plan.

3.02    Commencement of Participation. Participation in the Plan shall commence as of January 1, 2002.

3.03    Termination of Participation. Active participation under the Plan shall cease as of the earlier of the Participant’s termination of Employment, death or Disability. Status as an inactive Participant shall continue until the date the Company has satisfied all liabilities under the Plan with respect to the inactive Participant.

ARTICLE 4

Benefits

4.01    Eligibility for Benefits. The Participant shall be eligible for benefits under the Plan upon the earlier to occur of his Retirement, death, Disability or Termination by Mutual Agreement.

4.02    Benefits Upon Retirement. Upon Retirement, the Participant shall be entitled to a monthly benefit payable in a Single Life Annuity under the Plan equal to one-twelfth of Four Hundred Thousand Dollars ($400,000). Payment of benefits shall begin as of the Participant’s Benefit Commencement Date in any form available under the Plan, as elected, in writing, by the Participant.

4.03    Termination by Mutual Agreement. In the event of the Participant’s Termination by Mutual Agreement, the Participant shall be entitled to a monthly benefit equal to the product of the monthly benefit which would have been paid to the Participant if his Retirement had occurred on the date of his Termination by Mutual Agreement, pursuant to section 4.02, multiplied by a fraction not to exceed one. The numerator of the fraction shall equal the number of complete calendar months the Participant served as Chief Executive Officer of the Company. The denominator of the fraction shall equal 96 (eight years of service multiplied by twelve). Payment of benefits shall begin as of the Participant’s Benefit Commencement Date in any form available under the Plan as elected, in writing, by the Participant. The benefit payable in the event of the Participant’s Termination by Mutual Agreement shall be reduced for the longer payment period to equal the Actuarial Equivalent of this same benefit except payable as of the first day of the month following the date the Participant would attain age 58.

4.04    Death Benefits. In the event the Participant dies prior to his Benefit Commencement Date, the Participant’s surviving spouse shall be entitled to a death benefit under the Plan. The amount of the benefit payable to the Participant’s surviving spouse shall be equal to the survivor benefit which would have been payable had the Participant incurred a Termination by Mutual Agreement on the day before his death and elected payment in the form of a Joint and 66-2/3% Surviving Spouse Annuity. The death benefit shall commence to the Participant’s surviving spouse as of the first day of the month following the date of the Participant’s death in the form of a Single Life Annuity for the surviving spouse’s lifetime.

No death benefits under this section 4.04 shall be payable from the Plan if the Participant is not legally married on his date of death, or if his spouse has predeceased him or dies on the same day as the Participant’s date of death. If the Participant’s death occurs subsequent to his Benefit Commencement Date, no death benefit shall be payable under this section 4.04 and any benefits payable to a survivor from the Plan shall be made only in accordance with any survivor or term certain payment method elected by the Participant pursuant to section 5.02 prior to his death.

4.05    Disability Benefits. In the event of the Participant’s Disability prior to his Retirement, the Participant shall be entitled to a monthly benefit equal to the benefit which would have been payable if the Participant had incurred a Termination by Mutual Agreement on the day before the Committee determines he is Disabled. Disability benefits shall commence as of the Participant’s Benefit Commencement Date in any form available under the Plan as elected, in writing, by the Participant. The disability benefit shall be reduced for the longer payment period to equal the Actuarial Equivalent of the same benefit except payable as of the first day of the month following the date the Participant would attain age 58. Disability payments shall continue in accordance with the payment method elected by the Participant, even if the Participant is deemed to no longer be Disabled for purposes of the Company’s long-term disability plan.

4.06    Termination for Cause or Without Good Reason. No benefits shall be payable under the Plan in the event of the Participant’s Termination for Cause or Termination Without Good Reason.

4.07    Change in Control. In the event of the Participant’s termination of Employment due to a change in control, the Participant shall become entitled to benefits under section 4.02 of the Plan as if the Retirement of the Participant had occurred on the day before the change in control. A “change in control” shall be the occurrence of any of the following: (1) disposition of all or substantially all of the shares of stock of the Company by sale or otherwise, (2) a sale or other disposition of all or substantially all of the Company’s assets, (3) a complete liquidation of the Company, or (4) a merger, consolidation or reorganization of the Company with or involving another corporation other than a merger, consolidation or reorganization that would result in the securities of the Company outstanding immediately prior thereto representing at least 50% of securities of the surviving entity.

ARTICLE 5

Payment Options

5.01    Normal Form of Payment.

(a)    Participant is Not Married. If the Participant is not married on his Benefits Commencement Date, benefits shall be paid in the form of a Single Life Annuity, unless the Participant elects an optional form of payment pursuant to section 5.02.

(b)    Participant is Married. If the Participant is married on his Benefit Commencement Date, benefits shall be paid in the form of a joint and 50% surviving spouse annuity, unless the Participant elects an optional form of payment pursuant to section 5.02. A joint and 50% surviving spouse annuity is a reduced monthly benefit for the life of the Participant with a monthly survivor benefit for the life of his spouse equal to 50% of the monthly benefit payable during the joint lives of the Participant and his spouse. The joint and 50% surviving spouse annuity shall be the Actuarial Equivalent of the Participant’s benefit payable in a Single Life Annuity.

5.02    Optional Forms of Benefit.

(a)    Election Period. The Participant may elect an optional form of benefit by filing with the Committee a written payment election at least three hundred sixty-five (365) calendar days prior to the Participant’s Benefit Commencement Date.

(b)    Optional Forms of Payment. The optional forms of payment available under the Plan shall be the Actuarial Equivalent of benefits payable in a Single Life Annuity. The following optional forms are available:

(i) A joint and 100% surviving spouse annuity. If the Participant is married on his Benefit Starting Date, he may elect payment in a joint and 100% surviving spouse annuity. A joint and 100% surviving spouse annuity provides a reduced monthly benefit for the life of the Participant with a survivor benefit for the life of his spouse equal to 100% of the monthly benefit payable during the joint lives of the Participant and his spouse.

(ii) A joint and 66-2/3% surviving spouse annuity. If the Participant is married on his Benefit Starting Date, he may elect payment in a joint and 66-2/3% surviving spouse annuity. A joint and 66-2/3% surviving spouse annuity provides a reduced monthly benefit for the life of the Participant with a survivor benefit for the life of his spouse equal to 66-2/3% of the monthly benefit payable during the joint lives of the Participant and his spouse.

(iii) A term certain annuity. A term certain annuity provides a reduced monthly benefit for the life of the Participant; provided, however, that if the Participant should die prior to the receipt of the number of monthly payments elected by the Participant from the choices below, the monthly payments shall continue to the Participant’s designated beneficiary for the remainder of the elected number of payments:

—5-year term certain (60 months)

—10-year term certain (120 months)

—15-year term certain (180 months)

—20-year term certain (240 months)

If the Participant elects to receive benefits in the form of a term certain annuity, the Participant shall designate a beneficiary, in writing, on a form approved by and filed with the Committee. If the Participant fails to designate a beneficiary, or the beneficiary predeceases the Participant, any remaining term certain payments shall be payable to the Participant’s estate.

(iv) A single cash lump sum payment.

ARTICLE 6

Administration of the Plan

6.01    Administration of Plan by Committee. The Plan shall be administered by the Committee. The Committee shall act by a majority of its members at the time in office, either by vote at a meeting or in writing without a meeting. The Committee may authorize any one or more of its members to execute any document or documents as administrator of the Plan, in which event the Committee shall notify the Company of the member or members so designated. The Company shall accept and rely upon any document executed by such member or members as representing action by the Committee until the Committee shall file with the Company a written revocation of such designation. No person serving on the Committee shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan. If the Committee is not appointed to serve as Plan administrator, the Company shall serve as the administrator.

6.02    Powers and Duties. The Committee shall administer the Plan in accordance with its terms. The Committee shall have full and complete authority and control with respect to Plan operations and administration unless the Committee allocates and delegates such authority or control pursuant to the procedures stated in subsection (b) or (c) below. Any decisions of the Committee or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Committee shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

(a) To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration. The Company shall bear the costs of such services and other administrative expenses.

(b) To designate in writing persons other than the Committee to perform any of its powers and duties hereunder.

(c) To allocate in writing any of its powers and duties hereunder to those persons who have been designated to perform Plan fiduciary responsibilities.

(d) The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.

(e) To resolve all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

(f) To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

(g) To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Committee may reasonably deem necessary, desirable or convenient to support an application for such distribution.

6.03    Records and Notices. The Committee shall keep a record of all its proceedings and acts and shall maintain all such books of accounts, records and other data as may be necessary for proper plan administration. The Committee shall notify the Company of any action taken by the Committee which affects the Company’s Plan obligations or rights and, when required, shall notify any other interested parties.

6.04    Compensation and Expenses. The expenses incurred by the Committee in the proper administration of the Plan shall be paid by the Company. Any member of the Committee who is an Employee shall not receive any additional fee or compensation for services rendered on the Committee in the role of Plan administrator.

6.05    Limitation of Authority. The Committee shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

6.06    Application for Benefits. The Participant’s application for benefits shall include all information and evidence the Committee deems necessary to properly evaluate the merit of and to make any necessary determinations on a claim for benefits. The Committee shall request any additional information necessary to evaluate the claim within the time period required by law. Unless special circumstances exist, the Participant shall be informed of a decision on his claim within 90 days of the date all the information and evidence necessary to process the claim is received. Within such 90-day period, he shall receive a notice of the decision or a notice that explains the special circumstances requiring a delay of the decision and sets a date, no later than 180 days after all of the information and evidence necessary to process his claim have been received, by which he can expect to receive a decision.

6.07    Notice of Denied Claim for Benefits. If a claim for benefits is partially or wholly denied, the Participant will receive a notice that: states the specific reason or reasons for denial; refers to provisions of the Plan documents on which the denial is based; describes and explains the need for any additional material or information that the Participant must supply in order to make his claim valid; and explains the steps that must be taken to submit his claim for review.

6.08    Review of Denied Claim. The Participant may file a written appeal of the denied claim with the Committee within 60 days after receiving notice that his claim has been denied, including any comments, statements or documents he may wish to provide. The Participant may review all pertinent Plan documents upon reasonable request to the Committee. Within 60 days after the submission of the written appeal, the Committee shall render a determination on the appeal of the claim in a written statement. The written decision shall contain the reason or reasons for the decision and refer to specific Plan provisions on which the decision is based. If special circumstances require a delay in the decision, the Committee shall notify the Participant of the reasons for the delay within the applicable period. A delayed decision shall be issued no later than 120 days after the date the Committee receives a request for review. The determination rendered by the Committee shall be binding upon all parties. No legal action may be commenced against the Plan more than 90 days after the Committee’s determination on the appeal of the claim.

ARTICLE 7

General Provisions

7.01    Assignment. The Participant, his spouse or beneficiary may not sell, assign, transfer, encumber or otherwise dispose of the right to receive payments hereunder. The Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant, his spouse or beneficiary.

7.02    Employment Not Guaranteed by Plan. The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give the Participant the right to continued Employment or limit the right of the Company to dismiss or impose penalties upon the Participant or modify the terms of Employment of the Participant.

7.03    Termination and Amendment. The Company or the Committee, if authorized by the Board of Directors of the Company, may amend in whole or in part any or all of the provisions of this Plan. Any such amendment shall not materially and adversely affect the Participant’s rights under the Plan with respect to benefits vested and accrued without the approval of the Participant. The Plan shall continue in effect until terminated by resolution of the Board of Directors of the Company, or the Committee if such authority has been delegated by the Board to the Committee. The rights and obligations under this Plan with respect to the Participant’s benefits vested and accrued prior to termination shall continue beyond termination of the Plan. The Participant shall be deemed to have a “vested accrued” benefit equal to: (a) the benefit which would be payable under section 4.03 if the amendment or termination of the Plan occurs prior to the Participant attaining age 58, or (b) the benefit payable under section 4.02 if the amendment or termination occurs after the Participant attains age 58.

7.04    Notice. Any and all notices, designations or reports provided for herein shall be in writing and delivered personally or by registered or certified mail, return receipt requested, addressed, in the case of the Company, its Board of Directors or the Committee, to the Company’s principal business office and, in the case of the Participant, his spouse or beneficiary, to the home address as shown in the records of the Company.

7.05    Limitation on Liability. In no event shall the Company, the Committee or any Employee, officer or director of the Company incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan.

7.06    Indemnification. The Company shall indemnify the Committee and any Employee, officer or director of the Company against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person’s own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased serving on the Committee or as an officer, director or Employee of the Company, and such person’s rights shall inure to the benefit of his heirs and representatives.

7.07    Severability. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

7.08    Subject to Company’s Creditors. The Participant’s benefits under the Plan shall be payable from the Company’s general assets and shall be subject to the claims of the Company’s creditors until actually paid to the Participant. The Participant is a general, unsecured creditor of the Company with respect to his benefits hereunder. The Participant shall have no greater right to his benefit pursuant to the Plan than that of a general unsecured creditor of the Company.

7.09    Effect on Other Plans. In no event shall benefits or payments from the Plan be included in the compensation base for computing benefits under any other benefit plan now maintained or hereafter established by the Company, unless such plan provides otherwise.

7.10    Successors. This Plan shall be binding upon and inure to the benefit of and be enforceable by and against the respective successors and assigns of the Company.

7.11    Construction. The laws of the State of Delaware, as amended from time to time, shall govern the construction and application of this Plan. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import. All articles and section headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated in the Plan.